Exhibit (2)(k)(3)

J.P. MORGAN ACCESS MULTI-STRATEGY FUND, L.L.C.

J.P. MORGAN ACCESS MULTI-STRATEGY FUND II

MANAGEMENT FEE WAIVER AND EXPENSE

LIMITATION AGREEMENT

THIS MANAGEMENT FEE WAIVER AND EXPENSE LIMITATION AGREEMENT (the “Agreement”) is effective as of close of business June 30, 2025, by and between the J.P. Morgan Access Multi-Strategy Fund, L.L.C., a Delaware limited liability company; J.P. Morgan Access Multi-Strategy Fund II, a Delaware statutory trust (each, a “Fund”, and collectively, the “Funds”), and J.P. Morgan Private Investments Inc., a Delaware corporation (“JPMPI”).

WITNESSETH:

WHEREAS, JPMPI desires to waive its management fee charged to the Funds, limit the Funds’ Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) and waive or reimburse fees related to any money market funds advised by J.P. Morgan Investment Management Inc (“JPMIM”) or its affiliates (“Affiliated Money Market Funds”) pursuant to the terms and provisions of this Agreement, and the Funds desire to allow JPMPI to implement those limits;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intended to be legally bound hereby, mutually agree as follows:

1. Waiver of JPMPI’s Management Fee. JPMPI as the Funds’ investment adviser hereby agrees to waive its management fee of 1.00% charged to each Fund.

2. Limit on Operating Expenses. JPMPI hereby agrees to limit during the Expense Limitation Period (as that term is defined in Paragraph 2 of this Agreement) each Fund’s total Operating Expenses, expressed as a rate provided under Schedule A on an annualized basis of such Fund’s net assets as of the end of each month (each, an “Annual Limit,” and collectively, the “Annual Limits”), by waiving fees or reimbursing such Fund the portion of such annual Operating Expenses that is in excess of the corresponding Annual Limit for such fiscal year. To the extent that a Fund’s Operating Expenses, as accrued each month, exceeds its Annual Limit accrued for such month, JPMPI will, on a monthly basis, pay such Fund the amount of the accrued Operating Expenses in excess of the accrued Annual Limit within 30 days of being notified that any excess Operating Expenses payment is due (subject to repayment by the Fund to JPMPI of any such monthly payments (or portions thereof) that exceed the amount necessary to satisfy the Annual Limit for the fiscal year in question).

3. Waiver or Reimbursement of Affiliated Money Market Fund Fees. the Funds may invest in one or more Affiliated Money Market Funds. JPMPI as the Funds’ adviser and/or administrator hereby agrees to waive fees and/or reimburse expenses in an amount sufficient to offset the net fees JPMIM collects from the Affiliated Money Market Funds on each Fund’s investment in such money market funds.

4. Definition. For purposes of this Agreement:

a. Subject to Paragraph 2.b, the term “Operating Expenses” means the expenses of the Funds that are appropriately reflected in each Fund’s “Total Annual Expenses” in the Funds’ respective registration statements pursuant to Item 3“Fee Table and Synopsis” of Form N-2 in accordance with Instructions 6 through 10 thereto, as each such Item and Instruction is in effect as of the date hereof, including expenses such as, but not limited to, the Funds’ management and administrative fees or expense reimbursements, audit expenses, Board of Trustee/Director meeting costs, legal costs for ordinary operations, costs of preparing and filing post effective amendments to the registration statements, supplements to the registration statements, annual and semiannual reports to shareholders, and printing and distributing private placement memoranda or updates thereto, shareholder reports for current shareholders, and other expenses that would be part of the expenses borne by a registered investment company in the ordinary course of business including, as applicable, other expenses as determined by each Fund’s Board of Trustees/Directors (the “Board”), but does not include any “Acquired Fund” fees and expenses (within the meaning of Item 3 of Form N-2 in effect on the date hereof), dividend and interest expenses on securities sold short1, interest, taxes, expenses related to litigation and potential litigation and extraordinary expenses not incurred in the ordinary course of the Funds’ business.

b. Notwithstanding Paragraph 2.a, the term “Operating Expenses” of a Fund shall be deemed not to include any expenses of such Fund to the extent that such expenses are directly attributable to fees of a Fund’s administrators, custodians, transfer agents, fund accountants, chief compliance officer, shareholder services providers or placement agents, in excess of the fee rates provided for in the agreements for such services in effect as of the date hereof. Any fees of the service providers for a Fund that are in excess of the fee rates provided for in the agreements for such services for such Fund in effect as of the date hereof shall be the sole responsibility of the Funds and not of JPMPI without in each case the express prior written consent of JPMPI.

c. The term “Expense Limitation Period” is defined as the period of time commencing on the date hereof and ending with respect to each Fund on the date of the Fund’s liquidation and termination.

5. Term. This Agreement shall become effective on the date hereof and shall remain in effect through the end of the Expense Limitation Period, unless sooner terminated as provided in Paragraph 5 of this Agreement.

[1]	In calculating the interest expense on short sales for purposes of this exclusion, each fund will recognize all economic elements of interest cost, including premium and discount adjustments.

6. Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board, on behalf of a Fund, upon 60 days’ written notice to JPMPI. This Agreement may not be terminated by JPMPI without the consent of the Board, which consent will not be unreasonably withheld, except that JPMPI at its election may terminate this Agreement without payment or penalty or consent effective upon the end of an Expiration Limitation Period upon at least 60 days written notice. This Agreement will automatically terminate with respect to a Fund if the Investment Management Agreement between each Fund and JPMPI is terminated, with such termination effective upon the effective date of the Investment Management’s Agreement’s termination. The termination of this Agreement shall not affect any obligation of a party that has accrued or is outstanding prior to such termination.

7. Amendment. Any amendment to this Agreement must be approved by mutual written consent of the parties, including the consent of the Board.

8. No Shareholder Vote. For purposes of clarity, the parties acknowledge that a vote of the shareholders of a Fund is not required to amend or terminate this Agreement.

9. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

10. Interpretation. Nothing herein contained shall be deemed to require a Fund to take any action contrary to a Fund’s Declaration of Trust or Limited Liability Company Agreement, as applicable, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the Investment Company Act of 1940 (the “1940 Act”), to which it is subject or by which it is bound, or to relieve or deprive the Funds’ Board of its responsibility for or control of the conduct of the affairs of a Fund.

11. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Fund’s respective Investment Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the applicable Investment Management Agreement.

12. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof, provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act, as amended and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated thereunder.

14. Entire Agreement. This Agreement, including its appendices and schedules (each of which is incorporated herein and made a part hereof by these references), represents the entire agreement and understanding of the parties hereto, and shall supersede any prior agreements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

J.P. Morgan Access Multi-Strategy Fund II J.P. Morgan Access Multi-Strategy Fund, L.L.C.		J.P. Morgan Private Investments Inc.

By:	/s/ Greg McNeil	By:	/s/ Glenn Hill
	Print Name: Greg McNeil		Print Name: Glenn Hill
	Title: President and Principal Executive Officer		Title: President

SCHEDULE A

Fund	Expense Cap
J.P. Morgan Access Multi-Strategy Fund, L.L.C.	0.78%
J.P. Morgan Access Multi-Strategy Fund II	1.00%